Exhibit 99.1

REG Announces Several Milestones
Five Months of Continuous Full Production at Geismar Biorefinery,
Full Ownership of European Assets, Surpasses Two Billion Gallons Sold

NOTE: Videos on these topics can be viewed at https://youtu.be/tnTQSPqRp30 and https://youtu.be/weWsj0NW4mA.

(AMES, IA)-March 2, 2017- Less than 3 years after marking its first billion gallons of cumulative biomass-based diesel sales, Renewable Energy Group, Inc. (NASDAQ: REGI) announced today that the company has sold more than two billion gallons cumulatively of biomass-based diesel.

It took REG nearly 18 years to sell its first billion gallons of biofuel between 1995 and April 2014.  Through accelerated growth over the last 10 years, which includes expansion into the European market, REG achieved the second billion gallon milestone in just 33 months this past January.

“I am proud of our team and this milestone could not have been accomplished without our customers, vendors, investors and supporters, said Daniel J. Oh, President & CEO. “This growth, geographic expansion, regulatory diversification, and commitment to continuous improvement and innovation are a testament to our team’s dedication and investment in REG for our shareholders.”

An important part of REG’s sales growth and significant cash flow generation is the successful operation at full production capacity at REG Geismar, the company’s 75 million gallon nameplate capacity renewable hydrocarbon diesel biorefinery in Geismar, Louisiana.  Following two incidents in 2015, REG made repairs and process improvements at the biorefinery including added feedstock and finished fuel storage and significant proprietary pretreatment capabilities.  With those improvements online, the Geismar plant has run continuously at or above 100% nameplate capacity since early October 2016.

“Our technical and operations teams have done a tremendous job putting to work a number of upgrades and improvements at Geismar,” said Brad Albin, Vice President, Manufacturing.  “With added feedstock and finished product storage already online, we look forward to continued success at this outstanding facility.”

REG also announced it has completed the acquisition of Petrotec, the leading used cooking oil to biodiesel producer in Continental Europe. The acquisition brings to REG an excellent team, two waste-based biodiesel plants (Emden and Oeding, Germany) and Vital Fettrecycling, a used cooking oil collection business. These assets are already operating in an integrated manner within REG’s network and team.  This expansion into Europe increases REG’s worldwide nameplate capacity to over 500 million gallons annually and establishes a position for international trade and further growth opportunities.

“Our integrated team working across North America and Europe has been working very well together as we have gone through this process, solidifying a growing international business,” said

Oh. “We are excited to bring our newest team members and additional biorefining capabilities into our network of plants.”

REG also saw strong production across its U.S. fleet of biorefineries in 2016.  REG Grays Harbor produced 72.3 million gallons of biodiesel for the year, which is 28 percent higher than the previous record there.  REG Madison, the 20-million gallon nameplate plant acquired in March 2016, made immediate contributions to production and sales.

NOTE: Videos on these topics can be viewed at https://youtu.be/tnTQSPqRp30 and https://youtu.be/weWsj0NW4mA.

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About Renewable Energy Group

Renewable Energy Group, Inc. (NASDAQ: REGI) is a leading provider of cleaner, lower carbon intensity products and services.  We are an international producer of biomass-based diesel, a developer of renewable chemicals and are North America’s largest producer of advanced biofuel.  REG utilizes an integrated procurement, distribution, and logistics network to convert natural fats, oils, greases, and sugars into lower carbon intensity products.  With 14 active biorefineries, a feedstock processing facility, research and development capabilities and a diverse and growing intellectual property portfolio, REG is committed to being a long-term leader in bio-based fuel and chemicals.
Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements related to growth opportunities of our Geismar and German facilities.

These forward-looking statements are based on current expectations and assumptions, are subject to change, and actual results may differ materially.  Factors that could cause actual results to differ materially include changes in governmental programs and policies requiring or encouraging the use of biofuels; changes in the spread between biomass-based diesel prices and feedstock costs; the future price and volatility of feedstocks; the future price and volatility of petroleum and products derived from petroleum; availability of federal and state governmental tax credits and incentives for biomass-based diesel production; risks associated with fire or explosion at our facilities; the effect of excess capacity in the biomass-based diesel industry; unanticipated changes in the biomass-based diesel market; competition in the markets in which we operate; technological advances or new methods of biomass-based diesel production or the development of energy alternatives to biomass-based diesel; and other risks and uncertainties described from time to time in REG's annual report on Form 10-K for the year ended December 31, 2015, quarterly reports on Form 10-Q and other periodic filings with the Securities and Exchange Commission. All forward-looking statements are made as of the date of this press release and REG does not undertake to update any forward-looking statements based on new developments or changes in our expectations.